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Exhibit 4.6

ATTACHMENT NO. 1
TO
NOTICE OF GRANT OF STOCK OPTION

AXONYX INC.
(a Nevada Corporation)

NON-PLAN NON-STATUTORY STOCK OPTION AGREEMENT
FOR CONSULTANTS AND ADVISORS

        This Option Agreement is entered into between Axonyx Inc., a Nevada corporation (the "Company") and the Optionee whose name appears on the Notice of Grant of Stock Option to which this Agreement is an attachment.

1.    Recitals.

        1.01    The Board of Directors of the Company or its duly authorized delegates authorized the granting of this Option to Optionee, who is a consultant of the Company; the Option is not granted pursuant to either Axonyx Inc. 1998 or 2000 Stock Option Plans.

        1.02    This Option Agreement is intended to constitute a non-statutory stock option, meaning an option which is not an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time.

2.    Definitions.

        In addition to those words and phrases defined above and unless otherwise required by the context in which they appear, words and phrases having their initial letters capitalized shall have the following meanings:

        2.01    Act.    "Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

        2.02    Affiliate.    "Affiliate" shall mean any corporation defined as a "parent corporation" or a "subsidiary corporation" by Code Section 424(e) and (f), respectively.

        2.03    Agreement.    "Agreement" shall mean this Non-Plan Non-Statutory Stock Option Agreement for Consultants and Advisors (including any schedules, attachments, documents incorporated by reference, or modifications agreed to in writing by the Company and Optionee) which sets forth the Optionee's and the Company's rights and obligations with respect to the Option granted Optionee by the Board or its duly authorized delegates as described on the Notice of Grant.

        2.04    Board.    "Board" shall mean the Board of Directors of the Company.

        2.05    Code.    "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

        2.06    Company.    "Company" shall mean Axonyx Inc., a Nevada corporation, and any successors or assigns.

        2.07    Date of Grant.    "Date of Grant" shall mean the Date of Grant set forth on the Notice of Grant.

        2.08    Disability.    "Disability" or "Disabled" shall mean the condition of being "disabled" within the meaning of Section 422(c)(6) of the Code or any successor provision.

        2.09    Expiration Date.    "Expiration Date" shall mean the Expiration Date set forth in the Notice of Grant.

        2.10    Fair Market Value.    "Fair Market Value" of Stock on a given date shall mean an amount per share, as determined by the Board or its delegates by applying any reasonable valuation method determined without regard to any restriction other than a restriction which, by its terms, will never lapse. Notwithstanding the preceding, if the Stock is traded upon an established stock exchange, then the "Fair Market Value" of Stock on a given date shall be deemed to be the average of the highest and lowest selling price per share of the Stock on the principal stock exchange on which the Stock is then trading or, if there was no trading of the Stock on that day, on the next preceding day on which there was such trading; if the Stock is not traded upon an established stock exchange but is quoted on a quotation system, the "Fair Market Value" of Stock on a given date shall be deemed to be the mean between the closing representative "bid" and "ask" prices per share of the Stock on such date as reported by such quotation system or, if there was no trading of the Stock on that day, on the next preceding day on which there was such trading.

        2.11    Notice of Grant of Stock.    "Notice of Grant of Stock Option" or "Notice of Grant" shall mean the Notice of Grant executed by the Company and the Optionee to which this Agreement is an attachment.

        2.12    Option.    "Option" shall mean the right of Optionee to purchase the number of shares of Stock set forth on the Notice of Grant in accordance with the terms and conditions of this Agreement.

        2.13    Optionee.    "Optionee" shall mean the person whose name is set forth on the Notice of Grant.

        2.14    Option Price.    "Option Price" shall mean the price per share of Stock to be paid by the Optionee upon exercise of the Option, which amount is set forth on the Notice of Grant.

        2.15    Option Stock.    "Option Stock" shall mean the total number of shares of Stock the Optionee shall be entitled to purchase pursuant to this Agreement, which number of shares is set forth on the Notice of Grant.

        2.16    Plan.    "Plan" shall mean the 2000 Axonyx Inc. Stock Option Plan, as amended from time to time.

        2.17    Reporting Person.    "Reporting Person" shall mean an Optionee who is required to file statements relating to his or her beneficial ownership of Stock with the SEC pursuant to Section 16(a) of the Act.

        2.18    Rule 16b-3.    "Rule 16b-3" shall mean Rule 16b-3 (as amended from time to time) promulgated by the SEC under the Act, and any successor thereto.

        2.19    SEC.    "SEC" shall mean the Securities and Exchange Commission.

        2.20    Stock.    "Stock" shall mean the $0.001 par value common stock of the Company.

        2.21    Vesting.    "Vesting" shall mean the date(s) when all or a portion of the Option Stock becomes available for exercise.

        2.22    Vesting Schedule.    "Vesting Schedule" shall mean the Vesting Schedule set forth on the Notice of Grant which indicates on what dates all or a portion of the Option Stock becomes available for exercise.

3.    Option.

        3.01    Grant.    The Company hereby grants to Optionee an Option to purchase all or any part of the Option Stock on the terms and conditions set forth in this Agreement. The Date of Grant shall be the Date of Grant set forth on the Notice of Grant.

        3.02    Purchase Price.    The purchase price per share of Stock to be paid upon the exercise of this Option shall be the Option Price set forth on the Notice of Grant.

        3.03    Restrictions on Transfer.    This Option or any unvested Option Stock may only be transferred to one or more employees of the Optionee, and any such transfer shall comply with the registration requirements of the Securities Act of 1933, as amended, or shall be exempt therefrom. Upon any attempt to sell, assign, encumber or otherwise transfer this Option in violation of this Agreement, or upon the levy of any attachment or similar process upon this Option, this Option shall immediately become null and void.

        3.04    Modifications of Rights.    The Board may modify (including, lowering the Option Price), extend or renew this Option (to the extent not previously exercised), or accept the surrender of this Option (to the extent not previously exercised) and authorize the granting of a new Option in substitution therefor; provided, however, that no modification of this Option shall, without the consent of the Optionee, alter or impair any existing rights or obligations of Optionee under this Option.

        3.05    Changes in Company's Equity Structure.    Upon the occurrence of changes in the capital structure (such as a stock split), this Option (to the extent not previously exercised) may be adjusted or modified at the sole and exclusive discretion of the Board, except as provided for in Section 3.06 hereof. Notwithstanding any provision of this Agreement, the Company reserves the right to:

    (a)
    make or enter into any adjustments, reclassifications, reorganizations or changes of its capital or business structure;

    (b)
    merge or consolidate with other entities; or

    (c)
    dissolve, liquidate or sell, or transfer all or any part of its business or assets

        3.06    Acceleration of Vesting Schedule.    The Vesting Schedule shall be accelerated and all of the Options shall become fully exercisable upon the first to occur of the following events involving a change in control of the Company: (1) upon the sale of 50% or more of the assets of the Company to a third party, (2) upon the consummation of a merger (other than a merger the principal purpose of which is to change the state of Company's incorporation or a merger in which the Company is the surviving corporation and the pre-merger directors of the Company retain control of the Board of Directors of the surviving corporation), (3) upon the election of the majority of the Board of Directors pursuant to the acquisition of a controlling interest in the equity of the Company by a hostile third party, or (4) any other events involving a change in control of the Company.

        3.07    Shareholder's Rights.    Optionee shall have no rights as a shareholder with respect to any shares Optionee is entitled to purchase under this Option until the date of the issuance of a stock certificate for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date of issuance of such certificate, except as provided in this Agreement.

4.    Consultant Conditions.

        4.01    Consultant's Agreement.    Optionee shall be considered to be engaged by the Company and its Affiliates until the date of termination of the engagement of Optionee under the terms of the Retainer Agreement between the Optionee and Axonyx. The Board, in accordance with the terms of the Retainer's Agreement shall determine whether or when there has been a termination of Optionee's engagement by the Company and its Affiliates.

5.    Exercise.

        5.01    Exercise Amounts.    Subject to modification or acceleration under Sections 3.04 and 3.06 or Sections 5.02 and 5.09, the Optionee shall be entitled to exercise the amounts of Option Stock, in whole or in part, as set forth in the Vesting Schedule on the Notice of Grant.

        5.02    Additional Adjustments.    Notwithstanding the terms of Section 4.01 of this Agreement, the Board in its sole and exclusive discretion may provide for conditions for the exercise of this Option and/or modify the Vesting Schedule set forth on the Notice of Grant; provided, however, the Board may only modify the conditions for the exercise of this Option and/or modify the Vesting Schedule to provide for a more restrictive Vesting Schedule with the consent of Optionee, if such modification alters or impairs any existing rights or obligations of Optionee under this Option.

        5.03    Cumulative Exercise Rights.    If the Optionee does not exercise in any one year period the full number of shares to which he or she is then entitled to exercise, Optionee may exercise those shares in any subsequent year prior to the Expiration Date of this Option as set forth on the Notice of Grant, or such later date subsequently approved by the Board or its delegates.

        5.04    Expiration of Exercise Rights.    Subject to the provisions of Section 3.04, in no event shall this Option be exercisable after the Expiration Date or such later date subsequently approved by the Board or its delegates.

        5.05    Fractional Shares.    This Option shall not be exercisable with respect to any fractional shares of the Stock.

        5.06    Method of Exercise, Payment.

          (a)   Cash Exercise.    This Option shall be exercised by the giving of written notice of exercise to the Company which specifies the number of shares of Stock to be purchased, signing of a subscription agreement covering the shares of Stock to be purchased, accompanied by payment of the aggregate Option Price for the shares of Stock being purchased, such payment to be made in any combination of:

    (1)
    United States cash currency;

    (2)
    a cashier's or certified check to the order of the Company;

    (3)
    a personal check acceptable to the Company;

    (4)
    to the extent permitted by the Board, shares of Stock (including previously owned Stock or Stock issuable in connection with the Option exercise), properly endorsed to the Company, whose Fair Market Value on the date of exercise equals the aggregate Option Price of the Option being exercised; or

        The Board may provide such assistance to the Optionee to facilitate the exercise of this Option as it deems appropriate; provided, however, that the Board, as a prerequisite to providing such assistance, may require satisfaction of any rules or conditions it deems appropriate. Shares of Stock used to pay the Option Price shall be valued at their Fair Market Value on the date of exercise. The Optionee's notice of exercise shall also be accompanied by payment of the amount of federal and state income and employment taxes that the Company is required to collect from Optionee because of the exercise of the Option.

        (b)    Cashless Exercise.

    (i)
    In lieu of exercising this Option, the Optionee may elect to receive, without the payment by the Optionee of any additional consideration, shares equal to the value of this Option (or the portion thereof being cancelled) by surrender of this Option at the principal office of the Company together with notice of such election, in which event the Company shall issue to the Optionee a number of shares of the Company's Stock computed using the following formula:

    X
    =        Y (A-B)
                    A

        Where:

        X =    the number of shares of Stock to be issued to the Optionee.

        Y =    the number of shares of Stock purchasable under this Option, or if only a portion of this Option is being exercised, the number of shares of Stock represented by the portion of the Option being exercised.

        A =    the fair market value of one share of the Company's Stock at the time the net issue exercise election is made.

        B =    the Exercise Price (as adjusted to the date of such calculation).

        5.07    Exercise During Life.    Subject to the provisions of Paragraph 5.08, during Optionee's lifetime, this Option shall be exercisable only by Optionee or by any person or entity who shall have acquired the Option directly from the Optionee pursuant to Section 3.03 at any time prior to the Expiration Date. Unless the Board or its delegates otherwise agree, if Optionee is entitled to purchase shares of Stock after the termination of Optionee's engagement under the Retainer Agreement, the number of shares of Stock Optionee may so purchase shall be limited to the number of shares of Stock Optionee was entitled, pursuant to the vesting schedule, to purchase as of such date of termination.

        5.08    Exercise After Death.    If Optionee dies before the Expiration Date, but prior to the complete exercise of this Option, the Option may be exercised within one (1) year from the date of Optionee's death, but:

    (a)
    only by a personal representative of Optionee, or by any person or entity who shall have acquired the Option directly from the Optionee by bequest, inheritance or pursuant to Section 3.03 hereof; and

    (b)
    only as to the number of shares of Stock that Optionee was entitled to purchase under this Option on the date of Optionee's death.

        5.09    Exercise of Option Prior to Vesting.    The Board, in its sole and exclusive discretion, may permit the Optionee to exercise this Option prior to the date this Option is otherwise exercisable, provided the Stock issued on such exercise is subject to repurchase rights which expire pro rata as the Option would otherwise have become exercisable.

        5.10    Non-Sequential Exercise Permitted.    Subject to the exercise limitations set forth herein, this Option shall be exercisable notwithstanding the fact that there is an outstanding incentive stock option or non-statutory stock option for the purchase of Stock of the Company which was granted before this Option was granted, and no subsequently-granted incentive stock option shall fail to be exercisable solely because this Option remains outstanding.

        5.11    Legends.    Certificates for shares of Stock acquired upon exercise of this Option may contain such legends and transfer restrictions as the Company shall deem reasonably necessary or desirable to:

    (a)
    assure the satisfaction of any liability that the Company may or will have incurred for withholding of any federal and state income and employment taxes;

    (b)
    facilitate compliance by the Company with any federal or state laws or regulations, including, without limitation, legends restricting transfer of the Stock until there has been compliance with federal and state securities laws;

    (c)
    assure notice of the Company's repurchase rights under Section 5.09 of this Agreement; or

    (d)
    assure notice of such other restrictions as may be imposed on the Stock under the terms of this Agreement.

6.    Investment Intent.

        This Option is granted on the condition that Optionee's purchase of Stock shall be for investment purposes for Optionee's own account and not with a view to resale or distribution. The Company shall not, upon the exercise of this Option, be required to issue or deliver shares of Stock or certificates therefor if, in the opinion of counsel for the Company, such issuance or delivery would be in violation of, or would not comply with, any applicable state or federal securities law, regulation or rule.

7.    Notices.

        7.01    In Writing.    All notices, demands, requests, declarations, service of process, or other communications permitted or required under this Agreement or applicable law shall be in writing.

        7.02    Delivery.    All such communications may be served personally or may be sent by registered or certified mail, return receipt requested, postage prepaid and addressed to either Optionee or the Company at the addresses appearing at the top of the Notice of Grant, or at such other address as either party shall have communicated to the other pursuant to this Section 8.02. All such communications shall be deemed effectively delivered upon personal service or three (3) days after deposit in the United States Mail.

8.    Miscellaneous.

        8.01    Successors and Assigns.    Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of only the Company, Optionee and their respective successors or assigns.

        8.02    No Right to be a Consultant.    Nothing contained in this Agreement shall be construed as giving Optionee any right to be retained as a consultant of the Company.

        8.03    Severability.    If any provision or provisions of this Agreement are adjudged to be, for any reason, unenforceable, illegal or void, the remainder of the provisions shall remain in full force and effect.

        8.04    Integration.    This Agreement and the Notice of Grant to which this Agreement is an attachment constitute the entire understanding of the parties concerning this Option. Except as otherwise provided, any changes, modifications, variations, or subordinations pertaining to this Agreement and the Notice of Grant are invalid, unless stated in writing and executed by the Company and Optionee.

        8.05    Governing Law.    This Agreement and the Option granted hereby shall be governed by the laws of the State of New York.

        8.06    Attorneys' Fees.    If either party brings an action or seeks to enforce or interpret any of the terms or provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs, in addition to any other remedy it may be awarded.

        8.07    Counterparts.    This Agreement may be executed in counterparts, and the counterparts shall constitute the whole instrument.

        8.08    Titles for Convenience; Gender; and Plurals.    Titles of articles and Section headings are for convenience only and shall not affect the construction or interpretation of this Agreement, or any portion thereof. Whenever required by the context hereof, the singular shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter, and vice versa.

AXONYX INC.		OPTIONEE
By:	/s/ Michael R. Espey Michael R. Espey Vice President & Secretary	/s/ Donald C. Weinberger Donald C. Weinberger Managing Partner Wolfe Axelrod Weinberger

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ATTACHMENT NO. 1 TO NOTICE OF GRANT OF STOCK OPTION